Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Reports Record Revenue and Net Income for 2009

and for the Fourth Quarter

•	2009 Revenue Increased 18%

•	2009 EBITDA Increased 39%

•	2009 Cash Flow from Operations Doubled

•	Fourth Quarter Revenue Increased 20%

•	Fourth Quarter EBITDA Increased 55%

Coral Gables, FL (February 24, 2010) — MasTec, Inc. (NYSE: MTZ) today announced record fourth quarter and 2009 revenue and net income. “We had an excellent fourth quarter and an excellent year despite a very difficult economy. We set new records in revenue and earnings while improving margins and increasing cash flow, all evidence of the benefits of our diversified business model,” declared MasTec’s CEO, Jose Mas.

Revenue for the quarter ended December 31, 2009 was $496 million and net income was $18.2 million compared with revenue of $414 million and net income of $18.2 million for the prior year quarter. Fourth quarter EBITDA increased 55% to $50 million, compared with $33 million in the fourth quarter of 2008. GAAP fully diluted earnings per share were $0.22 per diluted share for the fourth quarter of 2009 compared with $0.26 per diluted share for the prior year quarter.

It should be noted that net income for the fourth quarter of 2009 was burdened by a 29% book tax rate compared to a 2% book tax rate for the fourth quarter of 2008. The quarter-over-quarter increase in mostly non-cash book tax expense was $7 million, or $0.08 per diluted share. The Company has $121 million in Federal tax net operating losses, or NOLs, to utilize against most cash tax obligations. Also, the fourth quarter of 2009 included an increase in amortization of acquisition intangibles which had a $5 million, or $0.03 per diluted share, negative impact on earnings compared to the same quarter a year ago.

For 2009, revenue was up 18% to $1.6 billion and net income was up 8% to $70.7 million, both record results. EBITDA was up 39% to $153 million. For the year, GAAP fully diluted earnings per share were $0.90 per diluted share, compared to $0.96 per diluted share in 2008.

Again, it should be noted that net income for 2009 was burdened by an 11% book tax rate compared to a 1% book tax rate for 2008. The year-over-year increase in mostly non-cash book tax expense was $7.5 million, or $0.09 per diluted share. Also, 2009 included an increase in amortization of acquisition intangibles which had a $9 million, or $0.07 per diluted share, negative impact on earnings compared to 2008.

Mr. Mas concluded, “In addition to achieving strong financial results in 2009, through the acquisition of Precision Pipeline and our continued growth, we solidified MasTec’s position in the markets we serve. Spending for domestic energy, in both natural gas and renewables, is expected to increase as is wireless infrastructure spending by our communications customers. MasTec has never been in a better position to exploit these growth opportunities.”

Bob Campbell, MasTec’s Executive Vice President and Chief Financial Officer noted, “We have maintained a strong financial position and thus are able to take full advantage of the growth opportunities in our markets. Cash flow and liquidity are in excellent shape. 2009 Net cash provided by operating activities of $124 million was more than double the prior year. Liquidity, defined as unrestricted cash and availability under the Company’s credit facility, was $160 million at December 31, 2009, compared with $111 million at the end of last year. With no significant debt maturities until 2013 and beyond, we have a solid balance sheet and capital structure and we are well positioned to expand service to our customers in our growth markets.”

Today, the Company is issuing both first quarter and annual 2010 guidance. Even though we expect to pay only modest cash taxes for 2010 because of our NOLs, our guidance for 2010 GAAP earnings will include an estimated 40.6% book tax rate compared to only 10.6% for 2009. Additionally, MasTec will have increased amortization of intangibles and a higher share count due to two convertible debt issuances. Since these changes make GAAP earnings comparisons difficult, we are also providing supplemental non-GAAP EBITDA guidance. All non-GAAP numbers are reconciled on the attached tables.

The Company currently expects 2010 revenue of approximately $2.1 billion compared to $1.6 billion for 2009 and we expect 2010 EBITDA of $218 million to $223 million compared to $153 million for 2009. We expect 2010 GAAP fully diluted earnings per share of $0.92 to $0.95 compared to $0.90 for 2009. The 2010 guidance includes an increase in the year-over-year book tax rate, resulting in a 43-45 cent reduction in GAAP earnings per share.

Our business remains seasonal, and with the acquisition of additional northern-based businesses, our first quarter seasonality should be more pronounced going forward. Furthermore, recent harsh weather across the entire country, including areas typically not impacted by winter storms, has reduced productivity and increased costs for the first quarter of 2010. Finally, combined with our increased seasonality, we now have higher costs for depreciation, amortization and interest and a higher share count which will have a disproportionately negative earnings impact in lower revenue quarters.

As a result of these factors, for the first quarter of 2010, the Company expects revenue of approximately $420 million compared to $342 million a year ago. We expect first quarter EBITDA of $30 million to $32 million and GAAP fully diluted earnings per share of $0.07 to $0.08. The Q1 2010 negative impact of the change in year-over-year book tax rate is a 6 cent reduction in earnings per share.

The following tables set forth the financial results for the periods ended December 31, 2009 and 2008:

Condensed Consolidated Statements of Operations

(In thousands except per share amounts)

	Year Ended December 31,		Three Months Ended December 31,
	2009	2008	2009	2008
Revenue	$1,623,502	$1,378,663	$496,281	$413,883
Costs of revenue	1,376,125	1,179,190	421,911	354,725
Depreciation and amortization	49,539	28,465	17,392	9,020
General and administrative expenses	96,932	89,705	25,313	26,610
Interest expense, net of interest income	24,690	14,758	7,379	4,644
Other (income) expense, net	(2,917)	(927)	(1,281)	7

Income from continuing operations before income taxes	79,133	67,472	25,567	18,877
Provision for Income taxes	(8,385)	(870)	(7,384)	(328)

Income from continuing operations	70,748	66,602	18,183	18,549
Loss from discontinued operations, net	—	(814)	—	(392)

Net Income	$70,748	$65,788	$18,183	$18,157

Basic net income per share:
Continuing operations	$0.93	$0.98	$0.24	$0.27
Discontinued operations	—	(0.01)	—	(0.01)

Total basic net income per share	$0.93	$0.97	$0.24	$0.26

Basic weighted average common shares outstanding	75,701	67,983	75,869	69,154

Diluted net income per share:
Continuing operations	$0.90	$0.97	$0.22	$0.27
Discontinued operations	—	(0.01)	—	(0.01)

Total diluted net income per share	$0.90	$0.96	$0.22	$0.26

Diluted weighted average common shares outstanding	81,762	68,916	87,712	70,517

Condensed Consolidated Balance Sheets

(In thousands)

	December 31
	2009	2008
Assets
Current assets	$525,807	$439,365
Property and equipment, net	198,812	158,013
Goodwill and other intangibles, net	579,544	420,604
Deferred taxes, net	—	25,165
Securities available for sale	24,511	20,580
Other assets	34,775	27,170

Total assets	$1,363,449	$1,090,897

Liabilities and Shareholders’ Equity
Current liabilities	$322,784	$334,048
Deferred tax liability	49,275	—
Long-term debt	409,923	287,454
Other liabilities	53,305	26,305
Shareholders’ equity	528,162	443,090

Total liabilities and shareholders’ equity	$1,363,449	$1,090,897

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2009	2008
Net cash provided by operating activities	$124,139	$58,182
Net cash used in investing activities	(176,024)	(141,987)
Net cash provided by financing activities	93,277	56,988

Net increase in cash and cash equivalents	41,392	(26,817)
Net effect of translation on cash	(134)	(208)
Cash and cash equivalents - beginning of period	47,263	74,288

Cash and cash equivalents - end of period	$88,521	$47,263

Reconciliation of Non-GAAP Disclosures-Unaudited

(In thousands, except for percentages)

	Three Months Ended December 31, 2009		Three Months Ended December 31, 2008
EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue
GAAP Net income	$18,183	3.7%	$18,157	4.4%
Loss from discontinued operations	—	—	392	0.1%
Interest, net	7,379	1.5%	4,644	1.1%
Income taxes	7,384	1.5%	328	0.1%
Depreciation and amortization	17,392	3.5%	9,020	2.2%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$50,338	10.1%	$32,541	7.9%

	Year Ended December 31, 2009		Year Ended December 31, 2008
EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue
GAAP Net income	$70,748	4.4%	$65,788	4.8%
Loss from discontinued operations	—	—	814	0.1%
Interest, net	24,690	1.5%	14,758	1.1%
Income taxes	8,385	0.5%	870	0.1%
Depreciation and amortization	49,539	3.1%	28,465	2.1%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$153,362	9.4%	$110,695	8.0%

	Three Months Ended March 31, 2010E		Three Months Ended March 31, 2009
EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue

GAAP Net income	$5,200-6,400	1.2-1.5%	$11,929	3.5%
Interest, net	7,400	1.8%	5,762	1.7%
Income taxes	3,500-4,300	0.8-1.0%	101	0.0%
Depreciation and amortization	13,900	3.3%	10,643	3.1%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$30,000-32,000	7.1-7.6%	$28,435	8.3%

	Years Ended
EBITDA Reconciliation	2010E	2009	2008
GAAP Net Income	$78,400-81,400	$70,748	$65,788
Loss from discontinued operations, net of taxes	—	—	814
Interest, net	29,000	24,690	14,758
Income taxes	53,600-55,600	8,385	870
Amortization	13,000	12,940	3,658
Depreciation	44,000	36,599	24,807

Earnings from continuing operations before interest, taxes, amortization and depreciation (EBITDA)	$218,000-223,000	$153,362	$110,695

EBITDA margin	10.4-10.6%	9.4%	8.0%

Tables may contain differences due to rounding.

The Company’s senior management will hold a conference call to discuss these results on Thursday, February 25, 2010 at 9:00 a.m. Eastern time. The call-in number for the conference call is (913) 312-0824 and the replay number is (719) 457-0820, with a pass code of 5695847. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of utility and communications infrastructure, including electrical utility transmission and distribution, wind farms, solar farms, other renewable energy and natural gas infrastructure, wireless, wireline, satellite communication and water and sewer systems. The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.